EXHIBIT 10.1






                            ASSET PURCHASE AGREEMENT

                                     BETWEEN



                           PRESS COMMUNICATIONS, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

                                   AS SELLER,


                                       AND



                        EMMIS COMMUNICATIONS CORPORATION

                                    AS BUYER








                                  JUNE 3, 1999








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                                TABLE OF CONTENTS


RECITALS..........................................................................................................1

         ARTICLE I - TERMINOLOGY..................................................................................1

                  1.1      Defined Terms..........................................................................1
                  1.2      Additional Defined Terms...............................................................3

         ARTICLE II - PURCHASE AND SALE...........................................................................5

                  2.1      Sale Assets............................................................................5
                           (a)      Tangible Personal Property....................................................5
                           (b)      Real Property.................................................................5
                           (c)      Permits.......................................................................5
                           (d)      Station Agreements............................................................6
                           (e)      Intellectual Property.........................................................6
                           (f)      Records.......................................................................6
                           (g)      Miscellaneous Assets..........................................................6
                  2.2      Excluded Assets........................................................................6
                  2.3      Assumption of Liabilities..............................................................7
                  2.4      Earnest Money..........................................................................8
                  2.5      Purchase Price.........................................................................8
                  2.6      Allocation of the Purchase Price.......................................................8
                  2.7      Adjustment of Purchase Price...........................................................9
                  2.8      Accounts Receivable...................................................................11

         ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER..................................................12

                  3.1      Organization, Good Standing and Requisite Power.......................................12
                  3.2      Authorization and Binding Effect of Documents.........................................12
                  3.3      Absence of Conflicts..................................................................12
                  3.4      Consents..............................................................................13
                  3.5      Sale Assets; Title....................................................................13
                  3.6      FCC Licenses..........................................................................13
                  3.7      Station Agreements....................................................................14
                  3.8      Tangible Personal Property............................................................16
                  3.9      Real Property.........................................................................17
                  3.10     Intellectual Property.................................................................17
                  3.11     Financial Statements..................................................................18
                  3.12     Absence of Certain Changes or Events..................................................19
                  3.13     Litigation............................................................................20




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

                  3.14     Labor Matters.........................................................................20
                  3.15     Employee Benefit Plans................................................................21
                  3.16     Compliance with Law...................................................................22
                  3.17     Tax Returns and Payments..............................................................22
                  3.18     Environmental Matters.................................................................23
                  3.19     Broker's or Finder's Fees.............................................................24
                  3.20     Insurance.............................................................................24
                  3.21     Cable Television Transmission.........................................................24
                  3.22     Transactions with Affiliates..........................................................25
                  3.23     Florida Sales Tax.....................................................................25
                  3.24     Year 2000 Computer Compliance.........................................................25
                  3.25     Disclosure............................................................................25

         ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER....................................................25

                  4.1      Organization and Good Standing........................................................25
                  4.2      Authorization and Binding Effect of Documents.........................................26
                  4.3      Absence of Conflicts..................................................................26
                  4.4      Consents..............................................................................26
                  4.5      Broker's or Finder's Fees.............................................................26
                  4.6      Litigation............................................................................27
                  4.7      Buyer's Qualification.................................................................27
                  4.8      WARN Act..............................................................................27

         ARTICLE V - OTHER COVENANTS.............................................................................27

                  5.1      Conduct of the Station's Business Prior to the Closing Date...........................27
                  5.2.     Notification of Certain Matters.......................................................29
                  5.3      HSR Filing............................................................................29
                  5.4      FCC Filing; Related FCC Litigation....................................................29
                  5.5      Title; Additional Documents...........................................................30
                  5.6      Other Consents........................................................................31
                  5.7      Inspection and Access.................................................................31
                  5.8      Confidentiality.......................................................................31
                  5.9      Publicity.............................................................................32
                  5.10     Material Adverse Change...............................................................32
                  5.11     Reasonable Best Efforts...............................................................32
                  5.12     FCC Reports and Applications..........................................................32
                  5.13     Tax Returns and Payments..............................................................32
                  5.14     No Solicitation.......................................................................32
                  5.15     Certified Resolutions.................................................................33
                  5.16     Audited Financial Statements..........................................................33
                  5.17     Survey and Environmental Inspection...................................................33



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

                  5.18     Broker's Fee..........................................................................34
                  5.19     Covenants of Buyer pending Closing....................................................34
                  5.20     Cable Television Carriage.............................................................34
                  5.21     Digital Television Transmission.......................................................34
                  5.22     Programming Agreements................................................................35

         ARTICLE VI - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                           BUYER TO CLOSE........................................................................35

                  6.1      Accuracy of Representations and Warranties; Closing Certificate.......................35
                  6.2      Performance of Agreement..............................................................36
                  6.3      FCC Order.............................................................................36
                  6.4      HSR Act...............................................................................36
                  6.5      Opinions of Seller's Counsel..........................................................36
                  6.6      Required Consents.....................................................................37
                  6.7      Delivery of Closing Documents.........................................................37
                  6.8      No Adverse Proceedings................................................................37
                  6.9      No Material Adverse Change............................................................37

         ARTICLE VII - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                           SELLER TO CLOSE.......................................................................38

                  7.1      Accuracy of Representations and Warranties............................................38
                  7.2      Performance of Agreement..............................................................38
                  7.3      FCC Order.............................................................................38
                  7.4      HSR Act...............................................................................38
                  7.5      Opinion of Buyer's Counsel............................................................38
                  7.6      No Adverse Proceedings................................................................39
                  7.7      Delivery of Closing Documents.........................................................39

         ARTICLE VIII - CLOSING..................................................................................39

                  8.1      Time and Place........................................................................39
                  8.2      Documents to be Delivered to Buyer by Seller..........................................39
                  8.3      Deliveries to Seller by Buyer.........................................................40

         ARTICLE IX - INDEMNIFICATION............................................................................41

                  9.1      Survival..............................................................................41
                  9.2      Indemnification by Seller.............................................................41
                  9.3      Indemnification by Buyer..............................................................42
                  9.4      Administration of Indemnification.....................................................42



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

         ARTICLE X -  TERMINATION................................................................................43

                  10.1     Right of Termination..................................................................43
                  10.2     Obligations Upon Termination..........................................................44
                  10.3     Termination Notice....................................................................45

         ARTICLE XI - CONTROL OF STATION.........................................................................45

         ARTICLE XII - EMPLOYMENT MATTERS........................................................................46

                  12.1     Transfer of Employees.................................................................46
                  12.2     Employee Benefit Plans................................................................47
                  12.3     Employment Agreements.................................................................47

         ARTICLE XIII - MISCELLANEOUS............................................................................48

                  13.1     Further Actions.......................................................................48
                  13.2     Payment of Expenses...................................................................48
                  13.3     Specific Performance..................................................................48
                  13.4     Notices...............................................................................48
                  13.5     Entire Agreement......................................................................49
                  13.6     Binding Effect; Benefits..............................................................50
                  13.7     Assignment............................................................................50
                  13.8     Governing Law.........................................................................50
                  13.9     Amendments and Waivers................................................................50
                  13.10    Severability..........................................................................50
                  13.11    Headings..............................................................................51
                  13.12    Counterparts..........................................................................51
                  13.13    References............................................................................51
                  13.14    Schedules.............................................................................51


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SCHEDULES:

         Schedule 2.2      Excluded Assets
         Schedule 3.3      Required Consents and Filings (Seller)
         Schedule 3.5(a)   Excluded Material Assets
         Schedule 3.5(b)   Liens to be Released Prior to Closing
         Schedule 3.6      FCC Licenses
         Schedule 3.7(a)   Trade Agreements
         Schedule 3.7(b)   Station Agreements
         Schedule 3.7(c)   Affiliate Agreements
         Schedule 3.8      Tangible Personal Property
         Schedule 3.9      Real Property Interests
         Schedule 3.10     Intellectual Property
         Schedule 3.11     Financial Statements
         Schedule 3.12     Absence of Certain Changes or Events
         Schedule 3.13     Litigation
         Schedule 3.14(a)  Employee Claims
         Schedule 3.14(c)  List of Employees
         Schedule 3.15     Employee Benefit Plans
         Schedule 3.17     Tax Returns and Payments
         Schedule 3.18     Environmental Matters
         Schedule 3.20     Insurance
         Schedule 3.21     Cable Television Transmissions
         Schedule 3.22     Transactions with Affiliates
         Schedule 3.24     Year 2000
         Schedule 4.3      Required Consent and Filings (Buyer)
         Schedule 6.6      Required Consents
         Schedule 12.1     Excluded Employees

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of June 3, 1999, between PRESS COMMUNICATIONS, LLC, a Delaware limited liability company ("Seller"), and EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation ("Buyer").

                                    RECITALS:

         WHEREAS, Seller owns and operates television station WKCF-TV, Channel 18, Clermont, Florida (the "Station"); and

         WHEREAS, Buyer desires to acquire substantially all the assets used or useful in the business and operation of the Station, and Seller is willing to convey such assets to Buyer.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I
                                   TERMINOLOGY

         1.1      DEFINED TERMS.

         As used herein, the following terms shall have the meanings indicated:

                  Affiliate: With respect to any specified Person, another Person which, directly or indirectly controls, is controlled by, or is under common control with, the specified Person.

                  Appraisal Firm:  BIA Consulting, Inc.

                  Code:  The Internal Revenue Code of 1986, as amended.

                  Documents: This Agreement, all Exhibits and Schedules hereto, and each other agreement, certificate or instrument delivered in connection with this Agreement.

                  Earnest Money: As of a given date, the amount deposited as of such date with the Escrow Agent under the Escrow Agreement, together with the interest and other earnings thereon as of such date.

                  Escrow Agent: First Union National Bank, a national banking association headquartered in Charlotte, North Carolina.

                  Escrow Agreement: The Escrow Agreement, dated as of the date hereof, by and among Seller, Buyer and the Escrow Agent relating to the deposit, holding, investment and disbursement of the Earnest Money.

                  FCC: Federal Communications Commission.



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

                  FCC Order: The order or decision of the FCC (or its delegatee) granting its consent to the transfer of all of the FCC Licenses to Buyer.

                  Final Action: An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the normally applicable time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

                  Liabilities: As to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

                  Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, easement, restriction, claim, option, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

                  Loss: With respect to any person or entity, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorney fees, whether or not arising out of a third party claim.

                  Material Adverse Condition: A condition which would restrict, limit, increase the cost or burden of or otherwise adversely affect or impair, in each case in any material respect, the right of Buyer to the ownership, use, control or operation of the Station or the proceeds therefrom; provided, however, that (i) any condition which requires (A) that Buyer or any of its subsidiaries file periodic reports with the FCC regarding compliance with rules and policies of the FCC pertaining to affirmative action and equal opportunity employment, or (B) that the Station be operated in accordance with conditions similar to and not more adverse than those contained in the present FCC Licenses issued for operation of the Station, shall not be a Material Adverse Condition, and (ii) the pendency of a petition for reconsideration, application for review, notice of appeal or other pleading contesting the issuance of the FCC Order shall not in any event constitute a Material Adverse Condition.


                  Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations of the Station.

                  Permitted Lien: (i) Any statutory Lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business; (ii) Liens arising in connection with equipment or maintenance financing or leasing under the terms of any Station Agreement; and (iii) any other Liens or imperfections in Seller's title to any Sale Assets or properties that, individually and in the aggregate, are not material in character or amount and are not reasonably expected to materially detract from the value or materially interfere with the existing use of any of the Sale Assets.

                  Person: Any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or governmental authority.

                  Subsidiary: With respect to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

                  Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

                  Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

                  Transfer Taxes: All sales, use, conveyance, recording and other similar transfer Taxes and fees applicable to, imposed upon or arising out of the sale by Seller and the purchase by Buyer of the Station whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon. Transfer Taxes shall in no event include any net or gross income Taxes.

         1.2      ADDITIONAL DEFINED TERMS.

         As used herein, the following terms shall have the meanings defined in the section indicated below:

                  Acquisition Proposal                   Section 5.14
                  Act                                    Section 3.6(b)
                  Adjustment Amount                      Section 2.7(a)
                  Agreement                              Introduction
                  Appraisal Report                       Section 2.6(a)
                  Arbitrating Firm                       Section 2.7(e)
                  Assumed Obligations                    Section 2.3(a)
                  Benefit Plans                          Section 3.15(a)
                  Buyer                                  Introduction
                  Broker                                 Section 3.19
                  Buyer's Loss                           Section 9.2(a)
                  Buyer's Trade Credit                   Section 2.7(b)
                  Cable Agreements                       Section 5.20
                  Carrying System                        Section 3.21
                  CERCLA                                 Section 3.18(f)
                  Closing                                Section 8.1
                  Closing Date                           Section 8.1
                  Collection Period                      Section 2.8(b)
                  DTV Application                        Section 5.21
                  Employees                              Section 3.15(a)
                  ERISA                                  Section 3.15(a)
                  Excluded Assets                        Section 2.2
                  FCC Licenses                           Section 3.6(a)
                  HSR Act                                Section 5.3

                  HSR Filing                             Section 5.3
                  Indemnified Party                      Section 9.4(a)
                  Indemnifying Party                     Section 9.4(a)
                  Intellectual Property                  Section 2.1(e)
                  Interim Balance Sheet                  Section 3.11(a)
                  Leased Real Property                   Section 5.18
                  Mid-Range                              Section 2.7(e)
                  Multiemployer Plan                     Section 3.15(c)
                  New Programming Document               Section 5.22
                  Pending FCC Litigation                 Section 5.4(b)
                  Pending Seller FCC Litigation          Section 5.4(c)
                  Preliminary Adjustment Report          Section 2.7(b)
                  Purchase Price                         Section 2.5(a)
                  Real Property                          Section 2.1(b)
                  Real Property Lease                    Section 3.9(c)
                  Related Persons                        Section 3.15(a)
                  Retained Receivables                   Section 2.8(a)
                  Sale Assets                            Section 2.1
                  Seller                                 Introduction
                  Seller's Enforcement Costs             Section 10.2(c)
                  Seller's Liquidated Damage Amount      Section 10.2(c)
                  Seller's Loss                          Section 9.3(a)
                  Seller's Trade Credit                  Section 2.7(b)
                  Station                                Recitals
                  Station Agreements                     Section 2.1(d)
                  Survival Period                        Section 9.1
                  Tangible Personal Property             Section 2.1(a)
                  Threshold                              Section 9.2(b)
                  Trade Agreements                       Section 3.7(a)
                  Transfer Objection                     Section 5.4(b)
                  Transferred Employees                  Section 12.1(a)


                                   ARTICLE II
                                PURCHASE AND SALE

         2.1      SALE ASSETS.

         Upon and subject to the terms and conditions provided herein, on the Closing Date, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to all tangible and intangible assets (except Excluded Assets) principally used or useful in the operation of the Station as now or previously operated (the "Sale Assets"), including the following:

         (a) Tangible Personal Property. All transmitter, antenna and other broadcast equipment, studio equipment, furniture, parts, artwork, computers and office equipment, supplies, programming library and other tangible personal property owned or leased by Seller and principally used in the operation of the Station, including but not limited to the items listed on Schedule 3.8, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired by Seller between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement (the "Tangible Personal Property").

         (b) Real Property. All interests of Seller (including, but not limited to, leaseholds) in the real estate listed on Schedule 3.9 and all fixtures and improvements thereon, together with such additional improvements and interests in real estate made or acquired for use by the Station between the date hereof and the Closing Date (the "Real Property").

         (c) Permits. The FCC Licenses and all other governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by Seller or hereafter obtained by Seller between the date hereof and the Closing Date, that are necessary for the operation of the Station.

         (d) Station Agreements. All rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments or modifications, principally used or useful in the operation of the Station as of the date hereof (including, but not limited to, those listed on Schedule 3.7(b)) or made or entered into by Seller between the date hereof and the Closing Date in compliance with this Agreement principally for use by the Station (the "Station Agreements").

         (e) Intellectual Property. All trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, the call letters WKCF, inventions, and any other proprietary material, process, trade secret or trade right principally used by Seller in the operation of the Station, and all registrations, applications and licenses for any of the foregoing, including, without limitation, those set forth on Schedule 3.10; any additional such items acquired or used by Seller in connection with the operation of the Station between the date hereof and the Closing Date; and all goodwill associated with any of the foregoing (collectively, the "Intellectual Property"); provided, however, that the Intellectual Property shall not include, and Seller shall retain exclusive rights to, all right, title and interest whatsoever in or to the name "Press Communications" or any derivations thereof or any signs, symbols or logos bearing the name "Press Communications".

         (f) Records. The originals or true and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Station, including, but not limited to, any of such items stored on computer disks or tapes.

         (g) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this
Section 2.1 and now or before Closing owned or used by Seller principally in connection with the operation of the Station, including but not limited to all goodwill of the Station.

         2.2   EXCLUDED ASSETS.

         Notwithstanding any provision of this Agreement to the contrary, the Sale Assets shall not include the following (the "Excluded Assets"):

         (a) Any and all cash, bank deposits and other cash equivalents, certificates of deposit, marketable securities, cash deposits made by Seller to secure contract obligations (except to the extent Seller receives a credit therefor under Section 2.7), and all accounts receivable (other than non-cash receivables under Trade Agreements) for services performed or for goods sold or delivered by Seller prior to the Closing Date;

         (b) All rights and claims of Seller whether mature, contingent or otherwise, against third parties with respect to, or which are made under or pursuant to, other Excluded Assets;

         (c) All prepaid expenses (and rights arising therefrom or related thereto) except to the extent taken into account in determining the Adjustment Amount under Section 2.7;

         (d)   All Benefit Plans;

         (e)   All claims of Seller with respect to any Tax refunds;

         (f) All of Seller's rights under or pursuant to this Agreement or any other rights in favor of Seller pursuant to the other Documents;

         (g) All loan agreements and other instruments evidencing indebtedness for borrowed money;

         (h) All contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies;

         (i) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement;

         (j) Seller's minute books, ownership transfer records and other entity records, and any records relating to Excluded Assets and to Liabilities other than the Assumed Obligations;

         (k) Assets of Seller which are not principally used or useful in the operation or business of the Station, it being understood that Seller engages in other businesses and activities, including other broadcasting business; and

         (l)   The assets listed on Schedule 2.2.

         2.3   ASSUMPTION OF LIABILITIES.

         (a) Buyer shall at Closing assume and agree to pay, discharge and perform the following Liabilities of Seller and the Station (collectively, the "Assumed Obligations"):

               (i) All Liabilities arising under all Station Agreements and the FCC Licenses assigned and transferred to Buyer in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from either (A) the breach of any Station Agreement by reason of its assignment to Buyer without a required consent or (B) any other breach or default by Seller upon or prior to Closing under any Station Agreement).

               (ii) Provided that Seller pays Buyer the amount, if any, owed by Seller after Closing under Section 2.7, the Assumed Obligations shall also include such other Liabilities of Seller and the Station to the extent, and only to the extent, the amount thereof is included as a credit to Buyer in calculating the Adjustment Amount as ultimately determined pursuant to Section 2.7.
         (b) Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any Liabilities of Seller of any kind or nature, all of which Seller shall pay, discharge and perform when due.

         2.4   EARNEST MONEY.

         (a) Concurrently with the execution of this Agreement, Buyer has deposited with the Escrow Agent in immediately available funds the sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000).

         (b) The Escrow Agent shall hold the Earnest Money under the terms of the Escrow Agreement in trust for the benefit of Seller and Buyer.

         (c) If Closing does not occur, the Earnest Money shall be delivered to Seller or returned to Buyer in accordance with Section 10.2, and if Closing does occur, the Earnest Money shall be applied at Closing as provided in Section 2.5.

         2.5   PURCHASE PRICE.

         (a) The purchase price for the Sale Assets ("Purchase Price") shall be One Hundred Ninety-One Million Five Hundred Thousand Dollars ($191,500,000), subject to adjustment as provided in Section 2.7, payable as follows:

               (i) An amount equal to the Earnest Money shall be paid by the Escrow Agent's disbursement of the Earnest Money to Seller by wire transfer of immediately available funds pursuant to joint written instructions from Seller and Buyer.

               (ii) The sum of (A) One Hundred Ninety-One Million Five Hundred Thousand Dollars ($191,500,000) minus (B) the Earnest Money shall be paid by Buyer to Seller on the Closing Date by wire transfer of immediately available funds pursuant to written instructions from Seller to Buyer.

         (b) Seller shall furnish Buyer wire instructions at least two (2) business days prior to the Closing Date.

         2.6   ALLOCATION OF THE PURCHASE PRICE.

         (a) Seller and Buyer shall use good faith efforts to agree upon, prior to Closing, an allocation of the Purchase Price among the Sale Assets which, if agreed upon within sixty (60) days after the date hereof, will be incorporated in a schedule to be executed by the parties prior to or at Closing. If Seller and Buyer are unable to agree on such allocation within such sixty
(60) day period, Seller and Buyer agree to retain the Appraisal Firm to appraise the classes of Sale Assets. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Sale Assets and to deliver a report to Seller and Buyer as soon as reasonably practicable (the "Appraisal Report"). Buyer and Seller shall each pay one-half of the fees, costs and expenses of the Appraisal Firm regardless of whether Closing occurs.

         (b) Buyer and Seller each agree to report the allocation determined in accordance with Section 2.6(a) to the Internal Revenue Service in the form required by Treasury Regulations Section 1.1060-IT and to use such allocation for all other reporting purposes after Closing in connection with federal, state and local income and, to the extent permitted under applicable law, franchise Taxes.

         2.7   ADJUSTMENT OF PURCHASE PRICE.

         (a) All operating income and operating expenses of the Station shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Station on or before the date preceding the Closing Date shall be for the account of Seller, and all such income and expenses attributable to the operation of the Station on and after the Closing Date shall be for the account of Buyer. The net amount by which the Purchase Price is to be increased or decreased in accordance with this Section is herein referred to as the "Adjustment Amount".

         (b)   Without limiting the generality of the foregoing:

               (i) Seller shall receive a credit for the unapplied portion, as of Closing, of the security deposits made by Seller under those Station Agreements assumed by Buyer at Closing in accordance with
         Section 2.3.

               (ii) Buyer shall be given a credit ("Buyer's Trade Credit") in the amount equal to the financial value (determined in accordance with generally accepting accounting principles) of all time required to be broadcast on the Station on or after the Closing Date under the Trade Agreements, and Seller shall be given a credit ("Seller's Trade Credit") for the financial value (determined in accordance with generally accepted accounting principles) of the goods and services to be received on or after the Closing Date under the Trade Agreements, provided that Seller's Trade Credit shall in no event exceed Buyer's Trade Credit;

               (iii) Buyer shall be given a credit equal to the amount or value of both cash and noncash consideration that Seller has not paid or provided prior to the Closing Date for programming run by the Station prior to the Closing Date.

               (iv) with respect to each vacation or portion thereof earned but not taken before the Closing Date by each Station employee hired by Buyer, Buyer shall receive a credit equal to the compensation equivalent thereof, including applicable payroll taxes.

               (v) The credit given Seller for each prepaid expense shall not exceed an amount commensurate with the benefit therefrom to be received by Buyer after Closing.

         (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section shall be made in accordance with generally accepted accounting principles.

         (d) Three (3) business days prior to the Closing Date, Seller shall provide Buyer with a statement setting forth a detailed computation of Seller's reasonable and good faith estimate of the Adjustment Amount as of the Closing Date (the "Preliminary Adjustment Report"). If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, the Purchase Price payable on the Closing Date shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, the Purchase Price payable on the Closing Date shall be increased by the amount of such preliminary Adjustment Amount. Thereafter, Seller and its auditors and Buyer and its auditors shall have ninety (90) days after the Closing Date to review the Preliminary Adjustment Report and the related books and records of Seller, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount as of the Closing Date. If agreement is reached within ninety (90) days after the Closing Date, then upon reaching such agreement, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.7(g). If agreement is not reached within such 90-day period, then the dispute resolutions of Section 2.7(e) shall apply.

         (e) If Seller and its auditors and Buyer and its auditors do not, within the 90-day period specified in Section 2.7(d), reach an agreement on the Adjustment Amount as of the Closing Date, then an independent accounting firm of recognized national standing (the "Arbitrating Firm") selected by Seller and Buyer shall resolve the disputed items. If Seller and Buyer do not agree on the Arbitrating Firm within five (5) days, the Arbitrating Firm shall be a nationally recognized accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions concerning the Adjustment Amount as of the Closing Date, and each shall make readily available to the Arbitrating Firm any books and records and work papers relevant to the preparation of such firm's computation of the Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty
(30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, the basis for its determination, whether Buyer's or Seller's written position as to the Adjustment Amount is closer to its own determination, and whether its own determination of the Adjustment Amount is within a range that (i) equals twenty percent (20%) of the absolute difference between the written positions of Buyer and Seller as to the Adjustment Amount and (ii) has a midpoint equal to the median of such written positions of Buyer and Seller (the "Mid-Range"). Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties for purposes of this Section. Within five (5) days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.7(g).

         (f) If the Arbitrating Firm determines that the written position of Buyer concerning the Adjustment Amount is closer to its own determination, Seller shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. If the Arbitrating Firm determines that the written position of Seller concerning the Adjustment Amount is closer to its own determination, Buyer shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. However, if the Arbitrating Firm's determination of the Adjustment Amount is within the Mid-Range, Seller and Buyer shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis.

         (g) Any payments required under Section 2.7(d) or (e) shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.

         2.8   ACCOUNTS RECEIVABLE.

         (a) Within ten (10) days after the Closing Date, Seller shall furnish to Buyer a true and complete list of Seller's accounts receivable (other than non-cash receivables under Trade Agreements) arising from the operation of the Station prior to the Closing Date in the ordinary course of business (the "Retained Receivables"), which list shall set forth for each Retained Receivable the name of the debtor, the date of the invoice, the amount of any payments previously received on account and the balance due.

         (b) For a period of one hundred twenty (120) days after the Closing Date (the "Collection Period"), Buyer will, without charge to Seller, use its usual and customary procedures to collect the Retained Receivables as Seller's agent for collection, provided that (i) Buyer shall not be required to commence litigation, employ legal counsel or a collection agency or make any other extraordinary collection efforts, and (ii) Buyer's obligation to act as Seller's agent in the collection of the Retained Receivables shall terminate upon expiration of the Collection Period. For the purpose of determining amounts collected by Buyer with respect to the Retained Receivables, each payment by an account debtor shall be applied to the older or oldest accounts receivable of such account debtor unless the account debtor in writing identifies such an account as being in dispute and directs that a particular payment be applied to a specific newer account receivable.

         (c) Every four (4) weeks during the Collection Period (and within fifteen (15) days after the end of the Collection Period), Buyer shall deliver to Seller a statement showing all collections of Retained Receivables made on behalf of Seller since the last previous report and shall pay such collections to Seller by check at the time such statement is delivered.

         (d) Seller shall not engage in any collection efforts against account debtors under the Retained Receivables during the Collection Period, other than with respect to accounts receivable identified as in dispute as provided in foregoing Section 2.8(b).

         (e) Buyer shall not, without Seller's prior written consent, compromise or settle for less than full value any of the Retained Receivables unless Buyer pays Seller the full amount of any deficiency. Buyer shall be entitled to purchase from Seller any Retained Receivable for the full amount thereof at any time during or at the expiration of the Collection Period.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows;

         3.1   ORGANIZATION, GOOD STANDING AND REQUISITE POWER.

         Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power to own, operate and lease its Sale Assets and carry on its business. Seller is duly licensed, qualified to do business and in good standing as a foreign limited liability company under the laws of the State of Florida.

         3.2   AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS.

         Seller has all requisite power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (including all necessary member approvals, if any) on the part of Seller. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Seller. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

         3.3   ABSENCE OF CONFLICTS.

         Except as set forth on Schedule 3.3, and except for necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Sale Assets under, the provisions of the organizational documents of Seller, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound or affected, or any law, statute, rule, judgment, order or decree to which Seller is subject.

         3.4   CONSENTS.

         Except as set forth on Schedule 3.3 and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or any other third party.

         3.5   SALE ASSETS; TITLE.

         (a) The Sale Assets constitute all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are currently used in or material to the operation of the Station, with the exception of the Excluded Assets. Schedule 3.5(a) lists each contract, agreement and other asset which is used in the operation of the Station, or is material to the Sale Assets or the business, operations, financial condition or results of operations of this Station, but which in each case is an Excluded Asset by reason of Section 2.2(k).

         (b) Seller has good and marketable title to, or a valid lessee's or licensee's interest in, all of the Sale Assets free and clear of all Liens except (i) Liens described on Schedule 3.5(b) which Seller shall cause to be released prior to Closing and (ii) Permitted Liens.

         3.6   FCC LICENSES.

         Except as set forth on Schedule 3.6:

         (a) Seller is the valid and legal holder of each of the licenses, permits and authorizations of the FCC listed on Schedule 3.6 for the operation of the Station (the "FCC Licenses"), and any action of the FCC with respect to each FCC License is a Final Action with the exception of the FCC Order. The expiration date of the term of each FCC License is shown on Schedule 3.6.

         (b) The FCC Licenses (i) are valid, subsisting and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of the Station under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the "Act"), and (ii) constitute all the licenses and authorizations, including amendments and modifications thereto, issued by the FCC to Seller for or in connection with the operation of the Station.

         (c) Other than as set forth in the FCC Licenses, none of the FCC Licenses is subject to any restriction or condition which limits in any material respect the full operation of the Station as now conducted, and as of the Closing Date, none of the FCC Licenses shall be subject to any restriction or condition which would limit in any material respect the full operation of the Station as currently operated.

         (d) The Station is being operated by Seller in all material respects in accordance with the terms and conditions of the FCC Licenses and the Act, including but not limited to those pertaining to RF emissions.

         (e) No applications, complaints or proceedings are pending or, to the knowledge of Seller, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Station or its operation, other than actions or proceedings affecting the television broadcasting industry in general.

         (f) Seller has complied in all material respects with all requirements to file registrations, reports, applications and other documents with the FCC with respect to the Station, and all such registrations, reports, applications and documents are true, correct and complete in all material respects.

         (g) Other than actions or proceedings affecting the television broadcasting industry in general, Seller has no knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC against Seller, or (ii) which might reasonably be expected to result in the FCC's denial or delay of approval of the assignment to Buyer of any FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to Buyer of any FCC License.

         (h) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Station or its operation.

         (i) True, complete and accurate copies of all FCC Licenses have been delivered by Seller to Buyer.

         (j) Except for the FCC Licenses, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of the Station as previously and currently operated by Seller.

         3.7   STATION AGREEMENTS.

         (a) Schedule 3.7(a) lists all agreements, contracts, understandings and commitments (excluding, however, programming agreements) as of the date indicated thereon for the sale of time on the Station for other than monetary consideration ("Trade Agreements"), and sets forth the parties thereto, the financial value of the time required to be provided from and after the date of such Schedule and the estimated financial value of the goods or services to be received by Seller from and after the date of such Schedule. True and complete copies of all written Trade Agreements in effect as of such date, including all amendments, modifications and supplements thereto, have been delivered to Buyer, and each Trade Agreement entered into by Seller between the date of this Agreement and Closing shall be promptly delivered to Buyer.

         (b) Schedule 3.7(b) lists all the following types of agreements used in or relating to the operation of the Station:

               (i) Agreements for sale of broadcast time on the Station for monetary consideration, other than such agreements entered into in the ordinary course of business involving broadcast time of less than Twenty-Five Thousand Dollars ($25,000);

               (ii)  All network affiliation agreements;

               (iii)  All sales agency or advertising representation contracts;

               (iv) Each lease of any Sale Asset (including a description of the property leased thereunder);

               (v) All collective bargaining agreements, employment agreements and agreements with independent contractors;

               (vi)   All programming agreements;

               (vii) All agreements requiring the Station to acquire goods or services exclusively from a single supplier or provider, or prohibiting the Station from providing certain goods or services to any Person other than a specified Person;

               (viii) All agreements that are not terminable by Seller or its assignee on thirty or less days' notice without breach, penalty or cancellation fee;

               (ix) Any other agreement involving a commitment by any party thereto with a fair market value of, or requiring any party thereto to pay over the life of the contract, more than Twenty-Five Thousand Dollars ($25,000); and

               (x) Any other agreement that is material to the business, operations, financial condition or results of operations of the Station.

True and complete copies of all the foregoing Station Agreements that are in writing, and true and accurate summaries of all the foregoing Station Agreements that are oral, including all amendments, modifications and supplements, have been delivered to Buyer. The Station Agreements that are not listed on Schedule 3.7(a) or 3.7(b) do not involve commitments by parties thereto with an aggregate fair market value of more than Fifty Thousand Dollars ($50,000).

         (c) Schedule 3.7(c) lists all of the contracts and agreements used in or relating to the operation of the Station to which an Affiliate of Seller is a party. True and complete copies of those in writing have been delivered to Buyer, and summaries of those that are oral are set forth on Schedule 3.7(c).

         (d) Except as set forth in the Schedules, (i) each programming agreement is valid, binding, in full force and effect, and enforceable in accordance with its terms; (ii) neither Seller nor, to the knowledge of Seller, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any programming agreement; (iii) neither Seller nor any Affiliate of Seller has granted or been granted any material waiver or forbearance with respect to any programming agreement; (iv) Seller holds the right to enforce and receive the benefits under each programming agreement, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of Seller or any Affiliate of Seller under any programming agreement is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) consent or approval by each party to any programming agreement is required thereunder for the consummation of the transactions contemplated hereby.

         (e) With respect to the Station Agreements (other than programming agreements) which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of the Station, except as set forth in the Schedules, (i) such Station Agreements are valid, binding, in full force and effect, and enforceable in accordance with its terms; (ii) neither Seller nor, to the knowledge of Seller, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any such Station Agreements; (iii) neither Seller nor any Affiliate of Seller has granted or been granted any material waiver or forbearance with respect to any such Station Agreements; (iv) Seller holds the right to enforce and receive the benefits under all such Station Agreements, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of Seller or any Affiliate of Seller under any such Station Agreements is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) consent or approval by each party to any such Station Agreements is required thereunder for the consummation of the transactions contemplated hereby.

         3.8   TANGIBLE PERSONAL PROPERTY.

         (a) Schedule 3.8 lists, as of the date of this Agreement, all Tangible Personal Property (other than Excluded Assets, office supplies and other incidental items) material to the conduct of the business and operations of the Station as now operated.

         (b) Except as specified on Schedule 3.8, the equipment constituting a part of the Tangible Personal Property used in or necessary for the operation of the Station as now operated by Seller has been properly maintained in all material respects in accordance with the manufacturers' recommendations and industry practices, is in a good state of repair and operating condition (subject to ordinary wear and tear), and complies in all material respects with the Act and other applicable laws, rules, regulations and ordinances.

         3.9   REAL PROPERTY.

         (a) The list of Real Property set forth on Schedule 3.9 is a correct and complete list of all of the interests in real estate which Seller holds or which are used to any material extent in the operation of the Station.

         (b) Seller does not own any Real Property used in the operation of the Station.

         (c) A description of each lease (including all amendments, modifications and supplements) under which Seller leases an interest in any of the Real Property (each, a "Real Property Lease") and a description of the leased Real Property, including but not limited to studio and office space and each transmitter or antenna site (the "Leased Real Property"), are set forth on
Schedule 3.7(b). Except as set forth on such Schedule, Seller holds good and marketable title to the lessee's interest under each Real Property Lease free and clear of all Liens except Permitted Liens. True and complete copies of all Real Property Leases, including all amendments, modifications and supplements, have been delivered to Buyer.

         (d) Except as set forth on the Schedules hereto, (i) each Real Property Lease is legal, valid, binding and enforceable in accordance with its terms; (ii) neither Seller nor, to the knowledge of Seller, any other party, is in material default under any Real Property Lease; (iii) to the knowledge of Seller, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Real Property Lease, nor has Seller received written notice alleging any such event has occurred; (iv) none of the rights of Seller under any Real Property Lease is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any Real Property Lease is required for the consummation of the transactions contemplated hereby; and (vi) Seller has not granted or been granted any material waiver or forbearance with respect to any Real Property Lease.

         (e) All improvements on the Real Property are in compliance in all material respects with applicable zoning and land use laws, ordinances and regulations. Seller's improvements on the Real Property are in good working condition and repair (subject to ordinary wear and tear).

         3.10  INTELLECTUAL PROPERTY.

         Schedule 3.10 lists all trade names, trademarks, service marks, copyrights and patents constituting the Intellectual Property, including all registrations, applications and licenses for any of the Intellectual Property. Except as disclosed on Schedule 3.10:

         (a) To the knowledge of Seller, Seller owns, free and clear of Liens, all right and interest in, and right and authority to use in connection with the conduct of the business of the Station as presently conducted, all of the Intellectual Property listed on Schedule 3.10, and all of the rights and properties constituting a part of the Intellectual Property are in full force and effect.

         (b) There are no outstanding or, to the knowledge of Seller, threatened judicial or adversary proceedings with respect to any of the Intellectual Property.

         (c) Seller has not granted to any other person or entity any license or other right or interest in or to any of the Intellectual Property or to the use thereof.

         (d) Seller has no knowledge of any infringement or unlawful use of any of the Intellectual Property.

         (e) Seller has not violated any provisions of the Copyright Act of 1976, 17 U.S.C. ss.101, et seq., in any material respect. Seller has filed all notices and statements of account and has made all payments that are required in connection with the transmission by Seller of any television or other signals.

         (f) Seller has delivered to Buyer copies of all state and federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.

         3.11  FINANCIAL STATEMENTS.

         (a)   Attached as Schedule 3.11 are:

               (i) The audited balance sheets of Seller as of December 31, 1997 and December 31, 1998;

               (ii) The audited statements of operations of Seller for the years ended December 31, 1997 and December 31, 1998;

               (iii) The unaudited balance sheet of Seller as of March 31, 1999 (the "Interim Balance Sheet"); and

               (iv) The unaudited statement of operations of Seller for the interim period ended March 31, 1999.

All such statements (i) are in accordance in all material respects with the books and records of the Station and (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the assets and liabilities of the Station as of the dates stated and accurately reflect the results of operations of the Station for the periods covered by the statements, with the exceptions that (A) statements of cash flows are not included with the unaudited statements of operations, (B) federal income tax, expense or benefit are not shown, (C) the unaudited statements do not contain the disclosures required by generally accepted accounting principles in notes accompanying financial statements, and (D) the interim statements are subject to normal year-end adjustments.

         (b) Seller has no debt, liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a balance sheet or disclosed in the notes thereto, except such debts, liabilities and obligations which (i) are fully accrued or fully reserved against in the Interim Balance Sheet or (ii) are incurred after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice and in an amount not material to the business, operations, financial condition or results of operations of the Station.

         3.12  ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since the date of the Interim Balance Sheet, other than as described on
Schedule 3.12:

         (a) There has not been any damage, destruction or other casualty loss with respect to the Sale Assets (whether or not covered by insurance) which, individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect.

         (b) Neither Seller nor the Station has suffered any adverse change or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         (c)   Seller has not:

               (i)   amended or terminated any Station Agreement set forth on
         Schedule 3.7(a), 3.7(b) or 3.7(c) except in the ordinary course of business consistent with past practices, or any Real Property Lease;

               (ii) mortgaged, pledged or subjected to any Lien, any of the Sale Assets, except for Permitted Liens;

               (iii) acquired or disposed of any Sale Assets or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business consistent with past practices;

               (iv) entered into any agreement, commitment or other transaction other than in the ordinary course of business consistent with past practices;

               (v) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

               (vi) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

               (vii) entered into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of Seller; or

               (viii) operated its business other than in the ordinary course consistent with past practices.

         3.13  LITIGATION.

         Except as described in Schedule 3.6 and Schedule 3.13, (i) there are no actions, suits, claims, investigations or administrative, arbitration or, to the knowledge of Seller, other proceedings pending or threatened against Seller before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to the Station or the Sale Assets;
(ii) neither Seller nor, to the knowledge of Seller, any of the officers or employees of Seller, has been charged with, or to the knowledge of Seller is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such officer's or employee's employment at the Station or with Seller; and (iii) neither Seller, any properties or assets of Seller nor, to the knowledge of Seller, any officer or employee of Seller is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business of Seller which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or materially impair the ability of Seller to perform its obligations hereunder and consummate the transactions contemplated hereby.

         3.14  LABOR MATTERS.

         (a)   Except as listed on Schedule 3.14(a):

               (i) To Seller's knowledge, no present or former employee or independent contractor of the Station has a pending claim or charge which has been asserted or threatened against Seller for (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any violation of occupational safety or health standards.

               (ii) There is not pending or, to the knowledge of Seller, threatened against Seller any labor dispute, strike or work stoppage that affects or interferes with the operation of the Station, and Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. There are no material unresolved unfair labor charges against Seller, and Seller has not experienced any strike, work stoppage or other similar significant labor difficulties within the preceding twelve (12) months.

         (b) Except as set forth on Schedule 3.7(b), (i) Seller is not a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of the Station, (ii)

Seller has not agreed to recognize any union or other collective bargaining unit with respect to any employees of the Station, and (iii) no union or other collective bargaining unit has been certified as representing any employees of the Station.

         (c) Schedule 3.14(c) sets forth a true and complete list, as of the date set forth on such list, of all persons employed by Seller principally in connection with the operation of the Station (other than Mark D. Lass, Robert E. McAllan, Alfred D. Colantoni, Jules L. Plangere, III, Richard T. Morena), and states for each such employee the current level of compensation payable to such employee, the termination pay or other severance benefits, if any, that may be payable to such employee upon termination of employment, and whether such employee is employed under a written contract. A true and complete copy of any handbook, policy manual or similar written guidelines furnished to employees of the Station has been delivered to Buyer.

         3.15  EMPLOYEE BENEFIT PLANS.


         (a) All compensation or benefit plans, policies, practices, arrangements and agreements covering any employee or former employee of the Station or the beneficiaries or dependents of such employee or former employee (such employees, former employees, beneficiaries and dependents herein referred to collectively as the "Employees") which are or have been established or maintained and are currently in effect, or to which contributions are being made by Seller or by any other trade or business, whether or not incorporated, which is or has been treated as a single employer together with Seller under Section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons") or to which Seller or any Related Person is obligated to contribute, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements (collectively, the "Benefit Plans"), are disclosed in Schedule 3.15. Except pursuant to a Benefit Plan disclosed in Schedule 3.15 or any agreements disclosed in Schedule 3.7(b), Seller has no fixed or contingent liability or obligation to any of the Employees or to any person whose services are or were provided as an independent contractor to Seller or the Station.

         (b) All Benefit Plans have been administered and are in compliance in all material respects with applicable provisions, if any, of ERISA and the Code and all other applicable law. Neither Seller nor any Related Person has engaged in a transaction with respect to any Benefit Plan that could result in a material Tax, penalty or other liability under the Code or ERISA being imposed against Buyer, the Station or the Sale Assets.

         (c)   No Benefit Plan is a multiemployer plan within the meaning of
Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan").

         (d) Neither Seller nor any Related Person has, to Seller's knowledge, incurred or expects to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA regardless of whether based on contributions by any entity which is considered a predecessor of Seller or one employer with Seller under Section 4001 of ERISA.

         (e) All contributions required to have been made by Seller under the terms of any Benefit Plan or applicable law have been timely made.

         (f) Seller has no unfunded obligations (including projected obligations) for retiree health and life benefits under any Benefit Plan other than continuation coverage required by law.

         (g) Neither Seller nor any Related Person has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to Seller's knowledge, no event or condition has occurred or exists which would result in any such material liability to Seller.

         3.16  COMPLIANCE WITH LAW.

         Seller has operated and is operating the Station in all material respects in compliance with the Act and all other federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and except as noted at Schedule 3.13, Seller has not received any notice of noncompliance pertaining to Seller's operation of the Station that has not been cured.

         3.17  TAX RETURNS AND PAYMENTS.

         (a) Except as set forth in Schedule 3.17, Seller has accurately prepared in all material respects and is not delinquent in the filing of any Tax Returns required to be filed by Seller, including filings regarding employees, sales, operations or assets. All Taxes due and payable pursuant thereto and all other Taxes or assessments due and payable by Seller or chargeable as a Lien upon its assets have been paid, except for any such Taxes that are being contested in good faith for which adequate reserves have been made on Seller's financial statements.

         (b) Except as set forth in Schedule 3.17, (i) no outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed or assessed against Seller, (ii) Seller has not received notice of any such deficiency, delinquency or default, and (iii) to Seller's knowledge, no taxing authority is now threatening to assert any such deficiency, delinquency or default and, to Seller's knowledge, there is no reasonable basis for any such assertion.

         (c) No Tax is required to be withheld by Buyer pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

         (d) Seller has withheld any Tax required to be withheld by Seller under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

         3.18  ENVIRONMENTAL MATTERS.

         (a) Except as set forth on Schedule 3.18, Seller has obtained all environmental, health and safety permits necessary for the operation of the Station, all such permits are valid and in full force and effect, and Seller is in compliance in all material respects with all terms and conditions of such permits.

         (b) Except as set forth on Schedule 3.18, there is no proceeding pending or, to Seller's knowledge, threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of the Station, and to Seller's knowledge, there is no basis for any such proceeding.

         (c) Except as set forth on Schedule 3.18, Seller has operated and is operating in all material respects in compliance with all federal, state, local and other laws, statutes, ordinances and regulations, and licenses, permits, exemptions, orders, writs, injunctions and decrees of any court, commission, board, agency or other governmental instrumentality, applicable to Seller relating to environmental matters.

         (d) Except as set forth on Schedule 3.18, there are no conditions or circumstances associated with the Sale Assets which may give rise to any material liability or material cost under applicable environmental law. Except as listed on Schedule 3.18, Seller does not own or use any electrical or other equipment containing polychlorinated biphenyls.

         (e) For the purposes of this Section 3.18, (i) "hazardous materials" shall mean any waste, substance, materials, smoke, gas, emissions or particulate matter designated as hazardous or toxic under any applicable environmental law, and (ii) "environmental law" shall mean any federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or any order, writ, injunction or decree of any court, commission, board, agency or other instrumentality relating to the regulation of hazardous materials.

         (f) Except as set forth on Schedule 3.18, with respect to the operation of the Station, Seller has not filed or been required to file any notice under any applicable law, rule, regulation, order, judgment, injunction, decree or ruling reporting a release of a hazardous material into the environment, and no notice pursuant to Section 103(a) or (c) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. ss.9601, et seq. ("CERCLA") or any other applicable environmental law or regulation has been or was required to be filed.

         (g) Except as set forth on Schedule 3.18, Seller has not received any notice letter under CERCLA or any other written notice, and, to Seller's knowledge, there is no investigation pending or threatened, to the effect that Seller has or may have material liability for or as a result of the release or threatened release of a hazardous material into the environment or for the suspected unlawful presence of hazardous material thereon, nor to Seller's knowledge does there exist any basis for such investigation.

         3.19  BROKER'S OR FINDER'S FEES.

         Except for H.B. LaRue, Media Brokers (the "Broker") who has acted on behalf of both Buyer and Seller, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

         3.20  INSURANCE.

         Schedule 3.20 lists and briefly describes each insurance policy maintained by Seller with respect to the assets and business of the Station with a claims history for the preceding four (4) years. All of such insurance policies are in full force and effect, and Seller is not in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage.

         3.21  CABLE TELEVISION TRANSMISSION.

         Schedule 3.21 lists (i) to the best of Seller's knowledge, each cable television system on which the signal of the Station is currently being carried (each, a "Carrying System"), (ii) the cable channel on which the Station is currently carried on each Carrying System, and (iii) as to each Carrying System, whether carriage of the signal of the Station is pursuant to a "must-carry" election, a retransmission consent agreement, or otherwise. Except as set forth in Schedule 3.21, (i) the Station is carried on each Carrying System pursuant to a valid and timely must-carry election or a valid and enforceable retransmission consent agreement, as the case may be, (ii) Seller has not agreed to reimburse any cable television system for any copyright royalties in respect of carriage of the signal of the Station, (iii) no cable system has advised Seller or the Station of any signal quality or copyright indemnity or other prerequisite to cable carriage of the Station's signal, (iv) no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC, and (v) there are no pending or decided requests to modify the Station's Area of Dominant Influence as set forth in the Arbitron 1991-1992 Television ADI Market Guide.

         3.22  TRANSACTIONS WITH AFFILIATES.

         Except as described on Schedule 3.22, Seller has not been involved in any business arrangement or relationship relating to the Station with any Affiliate of Seller, and no Affiliate of Seller owns any property or right, tangible or intangible, which is used in the operation of the Station or is material to the Sale Assets or the business, operations, financial condition or results of operations of the Station.

         3.23  FLORIDA SALES TAX.

         No past, present or future act or omission on the part of Seller shall cause the sale of the Sale Assets (other than motor vehicles, if any) to Buyer pursuant to this Agreement not to be exempt from the Florida personal property sales tax.

         3.24  YEAR 2000 COMPUTER COMPLIANCE.

               Schedule 3.24 describes the actions taken by Seller to avoid errors or failures in its computer systems and software in connection with the year 2000.

         3.25  DISCLOSURE.

         To Seller's knowledge, neither this Agreement (including the Schedules) nor any other Document furnished by Seller or on its behalf contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement herein or therein not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1   ORGANIZATION AND GOOD STANDING.

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

         4.2   AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS.

         Buyer has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Buyer. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         4.3   ABSENCE OF CONFLICTS.

         Except as set forth on Schedule 4.3 and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the articles of incorporation or by-laws of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, judgment, order or decree to which Buyer is subject.

         4.4   CONSENTS.

         Except as set forth on Schedule 4.3 and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other Person.

         4.5   BROKER'S OR FINDER'S FEES.

         Except for the Broker, who has acted on behalf of both Buyer and Seller, no agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.

         4.6   LITIGATION.

         There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin or delay the transactions contemplated by this Agreement.

         4.7   BUYER'S QUALIFICATION.

         Buyer has no knowledge of matters which might reasonably be expected to result in the FCC's denial or delay of approval of the transfer to Buyer of any FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to Buyer of any FCC License.

         4.8   WARN ACT.

         Buyer is not planning or contemplating, and has not made or taken, any decisions or actions concerning the employees of the Station after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Act of 1988, as amended.

                                    ARTICLE V
                                 OTHER COVENANTS

         5.1   CONDUCT OF THE STATION'S BUSINESS PRIOR TO THE CLOSING DATE.

         Seller covenants and agrees with Buyer that from the date hereof through the Closing Date, or the termination of this Agreement if earlier, and only with respect to Station and none of Seller's other business activities, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall:

         (a) Operate the Station in the ordinary course of business consistent with past practices, including (i) incurring promotional expenses consistent with the amount currently budgeted, (ii) making capital expenditures prior to the Closing Date as are necessary to repair or replace assets that are damaged or destroyed, (iii) using commercially reasonable efforts to preserve the Station's present business operations, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors (including independent contractors providing on-air or production services) and to maintain programming for the Station consistent in all material respects with the type and quantity of the Station's programming as of the date hereof, and (iv) continuing the Station's usual and customary policy with respect to extending credit and collection of accounts receivable and the maintenance of its facilities and equipment;

         (b) Operate the Station and otherwise conduct its business in all material respects in accordance with the terms or conditions of FCC Licenses, the Act, and all other rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Station;

         (c) Maintain Seller's books and records in accordance with generally accepted accounting principles on a basis consistent with prior periods;

         (d) Promptly notify Buyer in writing of any event or condition which, with notice or the lapse of time or both, would constitute an event of material default under any of the Station Agreements which are, individually or in the aggregate, material to the Sale Assets or the business, operations, financial condition or results of operations of the Station;

         (e) Timely comply in all material respects with the Station Agreements which are individually or in the aggregate, material to the Sale Assets or the business, operations, financial condition or results of operations of the Station;

         (f) Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Sale Assets except for dispositions of assets that (i) are in the ordinary course of business consistent with past practice and (ii) if material, are replaced by similar assets of substantially equal or greater value or utility;

         (g) Not amend, enter into, renew or extend any Trade Agreement that would cause the aggregate financial value (calculated at the Station's average cash advertising rate) of all time required to be broadcast on the Station on or after the Closing Date under Trade Agreements (including amendments, but excluding trade of up to One Hundred Thousand Dollars ($100,000.00) under the broadcast rights agreement Seller intends to enter into with the Orlando Magic) entered into after the date of this Agreement to exceed Fifty Thousand Dollars ($50,000.00); any personal property lease that would cause the aggregate rent required to be paid under personal property leases (including amendments) entered into after the date of this Agreement to exceed Fifty Thousand Dollars ($50,000.00); studio or office lease; antenna lease; network affiliation agreement; talent agreement; broadcast rights agreement with the Orlando Magic; or any agreement described in Section 3.7(b)(vii);

         (h) Subject to Section 5.22 regarding programming agreements, not enter into, amend, renew or extend any other employment contracts or other Station Agreements except on terms comparable to those of Station Agreements now in existence and otherwise in the ordinary course of business consistent with past practices;

         (i) Maintain its technical equipment currently in use in good operating condition and repair except for ordinary wear and tear;

         (j) Not increase in any manner the compensation (including severance pay or plans) or benefits of any employees, independent contractors, consultants or commission agents of Seller or the Station, except in the ordinary course of business consistent with past practice;

         (k) Not introduce any material change with respect to the operation of the Station including, without limitation, any material changes in the percentages of types of programming broadcast by the Station or any other material change in the Station's programming policies, except as required by law;

         (l) Not enter into any agreement relating to the Station (other than agreements that will be terminated prior to Closing) with any Affiliate of Seller;

         (m) Not voluntarily enter into any collective bargaining agreement applicable to any employees of the Station or otherwise voluntarily recognize any union as the bargaining representative of any such employees; and not enter into or amend any collective bargaining agreement applicable to any employees of the Station to provide that it shall be binding upon any "successor" employer or such employees;

         (n) Not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement; and

         (o) Consult with Buyer regarding the extension or modification prior to Closing of current programming, the acquisition prior to Closing of new or additional programming, and the terms and conditions of each such extension, modification or acquisition.

         5.2.  NOTIFICATION OF CERTAIN MATTERS.

         Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by either of them under this Agreement.

         5.3   HSR FILING.

         Within ten (10) business days after the execution of this Agreement, Seller and Buyer shall make the filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in connection with the transactions contemplated by this Agreement (the "HSR Filing").

         5.4   FCC FILING; RELATED FCC LITIGATION.

         (a) As promptly as practicable following execution of this Agreement and in no event more than ten (10) business days after the execution of this Agreement, Seller and Buyer shall file all applications with the FCC necessary to obtain the FCC Order, and shall cooperate in taking all commercially reasonable action necessary and proper to promptly obtain the FCC Order without a Material Adverse Condition. Although the FCC Order becoming a Final Action is not a condition precedent to either party's obligation to close under this Agreement, Seller and Buyer shall cooperate in taking all commercially reasonable action necessary and proper to cause the FCC Order to become a Final Action as soon as practicable, provided that commercially reasonable action shall not include payment or providing of material consideration to settle with an objecting party.

         (b) Seller and Buyer acknowledge that for the FCC Order to become a Final Action, it will be necessary to achieve final resolution of (i) each objection or petition filed in opposition to the transfer of the FCC Licenses to Buyer (each, a "Transfer Objection") and (ii) the currently pending proceedings described on Schedule 3.6 relating to the renewal of the FCC Licenses and the prior transfer of the FCC Licenses to Seller (the "Pending FCC Litigation"). Seller agrees to reimburse Buyer for the reasonable attorney fees incurred by Buyer in connection with its participation in the defense of (i) each Transfer Objection based upon or relating to the alleged misconduct or other act or omission of Seller and (ii) the Pending FCC Litigation. Buyer agrees to reimburse Seller for the reasonable attorney fees incurred by Seller in connection with its participation in the defense of each Transfer Objection based upon or relating to the alleged misconduct or other act or omission of Buyer.

         (c) Buyer agrees to participate as reasonably requested by Seller in prosecuting to a final resolution the pending proceedings instituted by Seller in opposition to the FCC's grant of authorizations for WRBW-TV (the "Pending Seller FCC Litigation"), provided that Seller promptly reimburses Buyer for all reasonable out-of-pocket expenses incurred by Buyer in connection with such participation. Such out-of-pocket expenses will include reasonable attorney fees but shall not include any portion of employee compensation allocable to the time spent by any employee of Buyer in participating on Buyer's behalf in the Pending Seller FCC Litigation as requested by Seller.

         5.5   TITLE; ADDITIONAL DOCUMENTS.

         At the Closing, Seller shall transfer and convey to Buyer good and marketable title to all of the Sale Assets free and clear of any Liens except Permitted Liens. Seller shall execute or cause to be executed such documents, in addition to those delivered at the Closing, as may be necessary to confirm in Buyer such title to the Sale Assets and to carry out the purposes and intent of this Agreement, which documents shall be in a form reasonably acceptable to Buyer and Seller. Buyer shall execute or cause to be executed such documents, in addition to those delivered at Closing, as may be necessary to confirm Buyer's assumption of the Assumed Obligations, which documents shall be in a form reasonably acceptable to Buyer and Seller.

         5.6   OTHER CONSENTS.

         Seller shall use its commercially reasonable efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under the Station Agreements, and Buyer shall cooperate as reasonably requested by Seller in assisting Seller to obtain such consents. Neither Seller nor Buyer shall be required to pay or grant any material consideration in order for Seller to obtain any such consent or waiver except that Seller shall be required to obtain releases of Liens (other than Permitted Liens) which encumber any of the Sale Assets with Seller being permitted to use the proceeds delivered by Buyer at Closing in order to obtain such releases. Buyer acknowledges that Seller's failure to obtain any consent shall not be a breach of this Agreement provided that Seller shall have used commercially reasonable efforts to obtain the consent.

         5.7   INSPECTION AND ACCESS.

         Seller will, prior to the Closing Date, make available the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Station) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of all or portions of such books, records and files. Such access will be available during normal business hours upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Station. Seller will furnish to Buyer monthly unaudited financial statements of Seller prepared in a manner consistent with the unaudited statements identified in Section 3.11, and such additional financial, operating and other information regarding Seller or the Station as Buyer may reasonably request. If Closing occurs, the books, records and files that are not part of but relate to the Sale Assets shall be preserved and maintained by Seller for five (5) years after the Closing, and the books, records and files that are part of the Sale Assets shall be maintained and preserved by Buyer for a period of five (5) years after the Closing. Each such party shall give the other party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other party's expense to copy, such books and records retained by it as reasonably requested by the other party.

         5.8   CONFIDENTIALITY.

         Subject to Section 5.16, all information delivered or made available to Buyer or Buyer's representatives or otherwise disclosed in writing by Seller (or its representatives) before or after the date hereof, in connection with the transactions contemplated by this Agreement, shall be kept confidential by Buyer and its representatives and shall not be used other than as contemplated by this Agreement, except to the extent such information (i) was otherwise publicly available when received, (ii) is or hereafter becomes lawfully obtainable from third parties not related to Buyer or its Affiliates, (iii) is required to be disclosed by law, judicial or other governmental rule or order, or the rules of any stock exchange or (iv) to the extent such duty as to confidentiality is waived in writing by Seller.

         5.9   PUBLICITY.

         The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as required by law or applicable regulations.

         5.10  MATERIAL ADVERSE CHANGE.

         Buyer and Seller will promptly notify the other party of any event of which Buyer or Seller, as the case may be, obtains knowledge which has had or could reasonably be expected to have Material Adverse Effect.

         5.11  REASONABLE BEST EFFORTS.

         Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

         5.12  FCC REPORTS AND APPLICATIONS.

         Seller shall file, on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Station. In addition, Seller shall timely file all applications necessary for renewal of any of the FCC Licenses, shall prosecute each such application with diligence, shall in each case seek renewal for a full term, and shall diligently oppose any objection to, appeal from or petition to reconsider the grant of any such renewal application.

         5.13  TAX RETURNS AND PAYMENTS.

         Seller will timely file with the appropriate governmental agencies all Tax Returns required to be filed by Seller with respect to the Station prior to Closing and timely pay all Taxes reflected on such Tax Returns as owing by Seller.

         5.14  NO SOLICITATION.

         From the date hereof until the earlier of Closing or termination of this Agreement, neither Seller nor any Affiliate of Seller shall directly or indirectly (a) knowingly solicit or encourage submission of any proposal or offer from any Person relating specifically to the acquisition or purchase of any interest in Seller or any material assets of the Station or any merger, consolidation or other business combination with Seller (each an "Acquisition Proposal"), or (b) otherwise knowingly assist or negotiate with any Person with respect to an Acquisition Proposal. Seller shall promptly notify Buyer in writing if an Acquisition Proposal is made in writing after the date of this Agreement.

         5.15  CERTIFIED RESOLUTIONS.

         (a) Within fifteen (15) business days after the date hereof, Seller shall furnish Buyer with certified resolutions of its managers and members evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

         (b) Within fifteen (15) business days after the date hereof, Buyer shall furnish Seller with certified resolutions of the board of directors of Buyer evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

         5.16  AUDITED FINANCIAL STATEMENTS.

         Seller recognizes that Buyer is a publicly reporting company and agrees that Buyer shall be entitled at Buyer's expense to cause audited and unaudited financial statements of the Station to be prepared for such periods and filed with the SEC, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Buyer as a publicly reporting company or registrant. Seller agrees to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards. Furthermore, if all or a portion of the audited financial statements of Sellers may be used for such purpose, Seller hereby consents to Buyer's use of such financial statements for the purposes set forth in this
Section 5.16, and Seller agrees to use its commercially reasonable efforts to obtain the consent of the independent accounting firm which opined as to such financial statements.

         5.17  SURVEY AND ENVIRONMENTAL INSPECTION.

         At Buyer's expense, subject to obtaining the consent of any landlord of Leased Real Property and Buyer providing such releases and indemnifications as may be reasonably required by any such landlord to provide such consents, Buyer shall have the right to cause a detailed survey and an environmental inspection to be performed for each portion of the Leased Real Property. Buyer shall cause the companies performing such work to deliver to Seller, contemporaneously with the delivery to Buyer, a copy of each such survey or inspection report. Buyer agrees to indemnify, defend and hold Seller and each owner and tenant of Lease Real Property harmless from and against any liability, loss, costs ,damages, and/or expenses (including reasonable attorneys' fees and expenses) incurred by any of Seller, the owners or other tenants of Leased Real Property, as a result of conducting the survey and/or environmental inspections of any portion of Leased Real Property by Buyer, its agents, employees or independent contractors.

         5.18  BROKER'S FEE.

         If Closing occurs, each of Seller and Buyer agrees to pay Closing one-half of the fee earned by Broker in connection with the transactions contemplated by this Agreement, provided that Buyer shall in no event be obligated to pay in excess of Nine Hundred Seventy-Five Thousand Dollars ($975,000) of such fee.

         5.19  COVENANTS OF BUYER PENDING CLOSING.

         Buyer covenants and agrees with Seller that from the date hereof through the Closing Date or the date this Agreement is terminated, if earlier, that Buyer shall (i) not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement; and
(ii) respond promptly to any request of Seller in connection with any of the activities described in Section 5.1.

         5.20  CABLE TELEVISION CARRIAGE.

         If the Closing has not occurred by October 1, 1999, Seller, in consultation with Buyer, shall timely make must-carry elections or enter into retransmission consent agreements (together with the must-carry elections, the

"Cable Agreements") with all material Carrying Systems. Seller shall negotiate, in consultation with Buyer, the terms and conditions of the Cable Agreements which shall be commercially reasonable and include terms and conditions that are usual and customary within the television broadcasting industry. In negotiating the Cable Agreements, Seller shall also endeavor to provide for the Station to be carried on channel 8 of each Carrying System and to have a channel of each Carrying System allocated for future digital transmission of the Station's signal.

         5.21  DIGITAL TELEVISION TRANSMISSION.

         If the Closing has not occurred by November 1, 1999, Seller, in consultation with Buyer, shall timely file a digital television construction permit application ("DTV Application") for the Station. Seller shall prosecute the DTV Application with diligence and shall diligently oppose any objection to, appeal from or petition to reconsider the grant of the DTV Application.

         5.22  PROGRAMMING AGREEMENTS.

         (a) Seller shall consult with Buyer regarding programming as prescribed in Section 5.1(o) and shall furnish Buyer a copy of each document setting forth the terms and conditions and otherwise governing each extension, modification or acquisition of programming prior to Closing (each, a "New Programming Document") promptly after the New Programming Document is available to Seller. Buyer may object within its reasonable judgment to an extension, modification or acquisition of programming or to the terms and conditions set forth in the related New Programming Document by giving Seller written notice of Buyer's objection within five (5) business days after receipt of the related New Programming Document. If Buyer fails to so object, Buyer shall be deemed to have granted approval (and Buyer may not subsequently object) with respect to the extension, modification or acquisition of programming or the terms and conditions set forth in the related New Programming Document.

         (b) In the event Buyer objects in accordance with foregoing Subsection (a) to an extension, modification or acquisition of programming or the terms and conditions set forth in the related New Programming Document, the New Programming Document shall be deemed to be an Excluded Asset that will not be assigned to or assumed by Buyer, and Seller shall remain responsible after Closing for all liabilities and obligations under the New Programming Document.


                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                                OF BUYER TO CLOSE

         Buyer's obligation to close the acquisition of the Sale Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

         6.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES; CLOSING CERTIFICATE.

         (a) The representations and warranties of Seller contained in this Agreement or in any other Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted hereunder.

         (b) Seller shall have delivered to Buyer on the Closing Date an officer's certificate that the conditions specified in Sections 6.1(a), 6.2, 6.6, 6.9, and 7.6 are satisfied as of the Closing Date.

         6.2   PERFORMANCE OF AGREEMENT.

         Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by Seller prior to or up the Closing Date.

         6.3   FCC ORDER.

         (a) The FCC Order shall have been issued without any Material Adverse Condition affecting Buyer and shall have become effective under the Act.

         (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

         (c)   All of the FCC Licenses shall be in full force and effect.

         6.4   HSR ACT.

         The waiting period (including any extensions) under the HSR Act applicable to the sale and purchase of the Sale Assets pursuant to this Agreement shall have expired or been terminated.

         6.5   OPINIONS OF SELLER'S COUNSEL.

         Buyer shall have received (a) the written opinion of Seller's counsel, dated as of the Closing Date, that (i) Seller is a limited liability company duly formed and in good standing under the laws of the State of Delaware and is in good standing and duly qualified to do business under the laws of the State of Florida, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite action (including any necessary member approval) on the part of Seller, and (iii) the Agreement and other Documents have been duly and validly executed and delivered by Seller and constitute valid and legally binding obligations enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity; and (b) the written opinion of Seller's FCC counsel, dated as of the Closing Date, that (i) Seller holds the FCC Licenses, which (A) are in full force and effect and constitute all of the licenses, permits and authorizations required by the FCC for, or used in the operation of, the Station as now operated; and (B) constitute all of the licenses and authorizations issued by the FCC to Seller for, or in connection with, the operation of the Station, (ii) all authorizations, approvals and consents of the FCC required under the Act to permit the assignment of the FCC Licenses by Seller to Buyer have been obtained, are in effect, and have not been reversed, stayed, enjoined, set aside, annulled or suspended, and (iii) except as set forth in Schedule 3.6, there is no FCC or judicial order, judgment, decree, notice of apparent liability or order of forfeiture outstanding, and to counsel's knowledge, no action, suit, notice of apparent liability, order of forfeiture, investigation or other proceeding pending, by or before the FCC or any court of competent jurisdiction against Seller that might result in a revocation, cancellation, suspension, non-renewal, short-term renewal or materially adverse modification of the FCC Licenses, except FCC proceedings generally affecting the television industry (including but not limited to the proceedings which will require modification of all television licenses to accommodate the transition to digital television). Each opinion shall state that Buyer's senior lenders are entitled to rely on the opinion, and may otherwise be subject to customary qualifications and limitations.

         6.6   REQUIRED CONSENTS.

         (a) Subject to Section 6.6(b), Seller shall have obtained prior to Closing the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to Buyer's counsel and without any modification or condition which is materially adverse to Buyer or the Station, which are required under (i) each Station Agreement for each transmitter, antenna (including each satellite and translator transmitter) or office and studio site under which Seller is a lessee, (ii) the network affiliation agreement with WB Television Network Partners, LP, (iii) the programming agreements identified on Schedule 6.6.

         (b) In the event that prior to the sixtieth (60th) day after issuance of the FCC Order, Seller shall not have obtained the written consent as prescribed in Section 6.6(a) for the assignment to Buyer of the network affiliation agreement with WB Television Network Partners, LP, Buyer shall be entitled to terminate this Agreement by giving Seller written notice of such termination on or before the seventy-fifth (75th) day after issuance of the FCC Order.

         6.7   DELIVERY OF CLOSING DOCUMENTS.

         Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the documents to be delivered pursuant to Section 8.2.

         6.8   NO ADVERSE PROCEEDINGS.

         No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Buyer that would make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

         6.9   NO MATERIAL ADVERSE CHANGE.

         There shall have been no change or development affecting the Station since the date of the Interim Balance Sheet which has resulted in, or is reasonably likely to result in, a Material Adverse Effect; provided, however, that an adverse change in the revenue or ratings of the Station shall not constitute for purposes of this Section a change or development which has, or is reasonably likely to have, a Material Adverse Effect.


                                   ARTICLE VII
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF SELLER TO CLOSE

         The obligations of Seller to close the sale of the Sale Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

         7.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES.

         (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

         (b) Buyer shall have delivered to Seller on the Closing Date a certificate that the conditions specified in Sections 7.1(a), 7.2 and 6.8 are satisfied as of the Closing Date.

         7.2   PERFORMANCE OF AGREEMENT.

         Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

         7.3   FCC ORDER.

         (a) The FCC Order shall have been issued and shall have become effective under the Act.

         (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

         7.4   HSR ACT.

         The waiting period (including any extension) under the HSR Act applicable to the sale and purchase of the Sale Assets pursuant to his Agreement shall have expired or been terminated.

         7.5   OPINION OF BUYER'S COUNSEL.

         Seller shall have received the written opinion of Buyer's counsel, dated as of the Closing Date, that (i) Buyer is a corporation duly formed and in good standing under the laws of the state in which Buyer is incorporated, (ii) the execution, delivery and performance of the Agreement and other Documents have been duly authorized by all requisite corporate action (including any necessary shareholder approval) on the part of Buyer and (iii) the Agreement and each of the other Documents have been duly and validly executed and delivered by Buyer and constitute valid and legally binding obligations enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency and other law effecting the enforcement of creditors' rights generally and general principles of equity. The opinion of Buyer's counsel may be subject to customary qualifications and limitations.

         7.6   NO ADVERSE PROCEEDINGS.

         Except as set forth in Schedule 3.6, no judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Seller that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

         7.7   DELIVERY OF CLOSING DOCUMENTS.

         Buyer shall have delivered or cause to be delivered to Seller on the Closing Date each of the Documents to be delivered pursuant to Section 8.3.


                                  ARTICLE VIII
                                     CLOSING

         8.1   TIME AND PLACE.

         Closing of the purchase and sale of the Sale Assets pursuant to this Agreement (the "Closing") shall take place at the offices of Bose McKinney & Evans LLP, 135 North Pennsylvania Street, Suite 2700, Indianapolis, Indiana, at 10:00 o'clock A.M. on the fifth business day following satisfaction or waiver of the conditions precedent hereunder to Closing (the "Closing Date").

         8.2   DOCUMENTS TO BE DELIVERED TO BUYER BY SELLER.

         At the Closing, Seller shall deliver to cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to
Buyer:

         (a) The opinions of Seller's counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 6.5;

         (b) Governmental certificates, dated as of a date as near as reasonably practicable to the Closing Date, showing that Seller is duly organized and in good standing as a limited liability company in the State of Delaware and is qualified to do business and in good standing in the State of Florida;

         (c) A certificate of a duly authorized managing member of Seller attesting as to the incumbency of each signatory of Seller who executes this Agreement and any of the other Documents and to similar customary matters;

         (d) A bill of sale and other instruments of transfer and conveyance transferring the Sale Assets to Buyer, in form reasonably acceptable to Buyer;

         (e)   The certificate described in Section 6.1(b);

         (f) A written instruction of Seller to Escrow Agent instructing the Escrow Agent to distribute the Earnest Money as prescribed in Section 2.4;

         (g)   The consents or waivers prescribed in Section 6.6; and

         (h) Such additional information and materials as Buyer shall have reasonably requested to evidence the satisfaction of the conditions to its obligation to close hereunder, including without limitation, any documents expressly required by this Agreement to be delivered by Seller at Closing.

         8.3   DELIVERIES TO SELLER BY BUYER.

         At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to
Seller:

         (a) The Purchase Price in accordance with Section 2.5, as adjusted under Section 2.7(d);

         (b)   The certificate described in Section 7.1(b);

         (c) A certificate of the Secretary of Buyer attesting as to the incumbency of each officer of Buyer who executes this Agreement and any of the other Documents and to similar customary matters;

         (d) A written instruction of Buyer to Escrow Agent instructing the Escrow Agent to distribute the Earnest Money as prescribed in Section 2.4;

         (e)   An agreement by Buyer assuming the Assumed Obligations; and

         (f) Such additional information and materials as Seller shall have reasonably requested to evidence the satisfaction of the conditions to its obligation to close hereunder.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1   SURVIVAL.

         All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of any party, and the Closing shall not be deemed a waiver by any party of the representations, warranties, covenants or agreements of any other party in this Agreement or any other Documents; provided, however, that the period of survival shall, (i) with respect to the representations and warranties in Section 3.15 (Employee Benefit Plans), end for each Benefit Plan upon expiration of the statute of limitations applicable to the Benefit Plan, (ii) with respect to the representations and warranties pertaining to Taxes under Section 3.17, end for each Tax upon expiration of the statute of limitations applicable to the Tax, (iii) with respect to the representations and warranties in Section 3.18 (Environmental Matters), end five (5) years after the Closing Date, and (iv) in the case of any other representation or warranty, end two (2) years after the Closing Date (in each case, the "Survival Period"). No claim for breach of any representation or warranty may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

         9.2   INDEMNIFICATION BY SELLER.

         (a) Subject to Section 9.2(b), Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss (each, a "Buyer's Loss") relating to, arising out of or resulting from:

               (i) Any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

               (ii)   Any obligation, indebtedness or Liability of Seller
         (other than the Assumed Obligations) regardless of whether disclosed to Buyer and regardless of whether constituting a breach by Seller of any representation, warranty, covenant or agreement hereunder or under any other Document; or

               (iii) Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated by this Agreement.

         (b) If Closing occurs, Seller shall not be obligated to indemnify Buyer unless and until the aggregate amount of Buyer's Losses exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Threshold"), in which case Buyer shall then be entitled to indemnification of the entire amount of Buyer's Losses, provided that any payment owed by Seller to Buyer for any Liability for breach of Section 3.23 or pursuant to or under Section 2.7 or Section 9.2(a)(ii) shall not be counted in determining whether the Threshold limitation is satisfied, and Buyer shall have the right to recover any such Liability without regard to such limitation.

         9.3   INDEMNIFICATION BY BUYER.

         (a) Subject to Sections 9.3(b) and 10.2, Buyer shall indemnify and hold harmless Seller and its officers, directors, members, employees, agents, representatives, Affiliates, successors and assigns from and against, pay or reimburse each of them for and with respect to any Loss (each, a "Seller's Loss") relating to, arising out of or resulting from:

               (i) Any breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

               (ii)   The Assumed Obligations; or

               (iii) Buyer's operation of the Station on or after the Closing Date (except for any Loss relating to, arising out of or resulting from any Excluded Asset) or Buyer's ownership of the Sale Assets.

         (b) If Closing occurs, Buyer shall not be obligated to indemnify Seller unless and until the aggregate amount of Seller's Losses exceeds the Threshold, in which case Seller shall then be entitled to indemnification of the entire amount of Seller's Losses, provided any payment owed by Buyer to Seller for any Liability pursuant to or under Section 2.7 or Section 9.3(a)(ii) shall not be counted in determining whether the Threshold limitation is satisfied, and Seller shall have the right to recover any such Liability without regard to any such limitation.

         9.4   ADMINISTRATION OF INDEMNIFICATION.

         For purposes of administering the indemnification provisions set forth in Sections 9.2 and 9.3, the following procedure shall apply:

         (a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

         (b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or
(ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party's counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

         (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it reasonably deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

         (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Buyer shall not be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Station.

                                    ARTICLE X
                                   TERMINATION

         10.1  RIGHT OF TERMINATION.

         This Agreement may be terminated prior to Closing:

         (a)   By written agreement of Seller and Buyer; or

         (b) By written notice from a party that is not then in material breach of this Agreement if:

               (i) The other party has continued in material breach of this Agreement for twenty (20) days after written notice of such breach from the terminating party is received by the other party; or

               (ii) Closing does not occur within eighteen (18) months after the date hereof.

         (c)   By Buyer as provided in Section 6.6(b).

Buyer agrees that in the event (i) the conditions precedent under Article VI (excluding Section 6.7) have been satisfied, (ii) Seller is ready, willing and able to satisfy the condition under Section 6.7, and (iii) Buyer nevertheless fails or refuses to perform its obligation to close under this Agreement, Buyer shall be in material breach of this Agreement.

         10.2  OBLIGATIONS UPON TERMINATION.

         (a) Upon termination of this Agreement, each party shall thereafter remain liable for (i) breach of this Agreement prior to such termination and
(ii) payment and performance of the party's obligations under Sections 5.8, 5.9, and 13.2 and under Article IX and this Article X, which in each case shall survive termination of this Agreement; provided, however, that if Closing does not occur, the aggregate liability of Buyer for breach or default under this Agreement shall be limited as provided in Section 10.2(c).

         (b) If this Agreement is terminated prior to Closing for any reason other than by Seller pursuant to Section 10.1(b)(i) as a result of a material breach by Buyer under this Agreement, Buyer shall be entitled to the return of the Earnest Money, in which case Buyer and Seller shall cooperate in taking such action as required under the Escrow Agreement to effect the Escrow Agent's distribution of the Earnest Money to Buyer.

         (c) If Closing shall not have occurred because of a material breach by Buyer under this Agreement, Seller's sole remedy at law or in equity under this Agreement shall be (i) the termination by Seller of this Agreement, and
(ii) the recovery from Buyer of (A) an amount equal to the Earnest Money (the "Seller's Liquidated Damage Amount") and (B) Seller's reasonable attorneys' fees and other costs of collection incurred by Seller in enforcing its right to recover Seller's Liquidated Damage Amount (such fees and other costs herein referred to as "Seller's Enforcement Costs"). In the event of such termination by Seller, Seller shall be entitled to receive the Earnest Money in payment of Seller's Liquidated Damage Amount, and Buyer and Seller shall cooperate in taking such action as required under the Escrow Agreement to effect the Escrow Agent's distribution of the Earnest Money to Seller. Seller shall also be entitled to pursue any other remedy available to Seller at law or in equity to recover the entire Seller's Liquidated Damage Amount and Seller's Enforcement Costs, provided that the total monetary damages (including any amount received from the Escrow Agent under the Escrow Agreement) to which Seller shall be entitled shall not exceed the sum of Seller's Liquidated Damage Amount plus Seller's Enforcement Costs. BUYER ACKNOWLEDGES AND AGREES THAT SELLER'S RECEIPT OF SELLER'S LIQUIDATED DAMAGE AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY AND THAT SELLER'S LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE SUBSTANTIAL BUT INDETERMINATE HARM ANTICIPATED TO BE CAUSED BY BUYER'S MATERIAL BREACH OR DEFAULT UNDER THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS AND DAMAGES, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTIONS TO BE CONSUMMATED HEREUNDER.

         10.3  TERMINATION NOTICE.

         Each notice given by a party pursuant to Section 10.1 to terminate this Agreement shall specify the Subsection of Section 10.1 pursuant to which the notice is given. If at the time a party gives a termination notice, the party is entitled to give the notice pursuant to more than one Subsection of Section 10.1, the Subsection pursuant to which the notice is given and termination is effected shall be deemed to be the Subsection specified in the notice provided that the party giving the notice is at such time entitled to terminate this Agreement pursuant to the specified Subsection.


                                   ARTICLE XI
                               CONTROL OF STATION

         Between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of the Station or the conduct of its business, all of which shall remain the sole responsibility and under the control of Seller, subject to Seller's compliance with this Agreement.








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


                                   ARTICLE XII
                               EMPLOYMENT MATTERS

         12.1  TRANSFER OF EMPLOYEES.

         (a) Seller and Buyer shall cooperate in arranging a presentation by the Chairman of Buyer to Seller's employees promptly after the date of this Agreement. The form and substance of the presentation shall be subject to the approval of both Seller and Buyer, which shall not be unreasonably withheld. In addition, at such time as Seller in its sole and absolute discretion shall permit but in no event earlier than sixty (60) days before the projected Closing Date, Buyer may interview employees of Seller who perform services principally for the Station (excluding the employees identified on Schedule 12.1) for the purpose of selecting those employees to whom Buyer desires to offer employment effective immediately after Closing (such employees who are given and accept such offers of employment are referred to herein as the "Transferred Employees"). Seller agrees to cooperate fully with Buyer in connection with Buyer's interviewing and offering to hire any such employees, and Seller shall not take any action, directly or indirectly, to prevent any such employee from becoming employed by Buyer from and after the Closing; provided, however, that
(i) all such offers of employment shall be expressly conditioned upon the occurrence of Closing, and (ii) if this Agreement is terminated, Buyer shall not, for a period of two years after such termination, employ or solicit the employment of any person employed by Seller at the Station at any time during the six-month period preceding such termination.

         (b) Seller shall pay, discharge and be solely responsible for all liabilities, obligations, costs and expenses which arise or become payable under any Benefit Plan as a result of, or in connection with, the termination of any Station employee before, upon or after Closing, including, without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits, if any, which arise or become payable under any Benefit Plan as a result of or in connection with such termination, except to the extent any such liabilities are included as an Assumed Obligation pursuant to Section 2.3(a)(ii) in determining the Adjustment Amount.

         (c) Buyer shall pay, discharge and be solely responsible for all liabilities, obligations, costs and expenses of Buyer which arise or become payable as a result of or in connection with Buyer's employment of any Transferred Employees upon Closing or Buyer's termination of any Transferred Employees after Closing, including without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits. Buyer shall not, however, assume or be obligated to pay any benefits under any Benefit Plans (including, but not limited to, any severance policy, plan or arrangement) except to the extent any such liabilities are included as an Assumed Obligation pursuant to Section 2.3(a)(ii) in determining the Adjustment Amount.

         12.2  EMPLOYEE BENEFIT PLANS.

         (a) Buyer shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any of the Benefit Plans, and Seller or the Benefit Plans, as applicable, will retain all assets and liabilities under the Benefit Plans. Seller shall comply with the provisions of the Continuation Coverage Under Group Health Plan of ERISA, Title I, Part 6, to the extent applicable in connection with the transactions contemplated by this Agreement.

         (b) Solely for purposes of determining the eligibility of any Transferred Employee not covered by the Assumed Plans to participate in, and for purposes of determining the vesting of any amounts that may accrue to each such Transferred Employee under, any pension or profit sharing plan of Buyer applicable to persons employed at the Station after Closing, Buyer shall for each such plan of Buyer take into account and give credit of one year for each two full years of service of each such Transferred Employee with Seller immediately prior to the Closing, to the extent such service is required to be taken into account under such pension or profit sharing plan of Buyer. Buyer shall not be required to take into account the length of service of any such Transferred Employee with Seller for any other purpose in connection with such Transferred Employee's participation in any pension or profit sharing plan of Buyer, including, without limitation, the determination of the amount of benefits accrued to such Transferred Employee thereunder.

         (c) Solely for purposes of determining the eligibility of any Transferred Employee not covered by the Assumed Plans to participate in the group insurance plans of Buyer after Closing, Buyer shall take into account and give credit for the period of service of each such Transferred Employee with Seller immediately prior to Closing to the extent such service is required to be taken into account under the comparable plan of Buyer, provided that Buyer shall not be obligated to provide immediate coverage for pre-existing conditions. Buyer shall, however, use reasonable efforts to provide immediate coverage for pre-existing conditions with respect to each such Transferred Employee, provided that such reasonable efforts shall not include the incurrence of material cost or liability on the part of Buyer.

         12.3  EMPLOYMENT AGREEMENTS.

         Buyer acknowledges and agrees that Buyer's obligations under this
Article XII are in addition to and not in limitation of Buyer's obligation to assume, as and to the extent prescribed in Section 2.3(a), the employment agreements set forth in Schedule 3.7(b).


                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1  FURTHER ACTIONS.

         From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby.

         13.2  PAYMENT OF EXPENSES.

         (a) The fees for the HSR Filing, the fees for filing the applications with the FCC under Section 5.4, and all Transfer Taxes payable in connection with consummation of the transactions contemplated by this Agreement, shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer, provided that any Transfer Taxes (including, but not limited to, any Florida documentary stamp tax imposed as a result of Buyer's grant of a mortgage or security interest with respect to any of the Sale Assets) shall be borne by Buyer. All other Taxes shall be paid by the party primarily liable under applicable law to pay such Tax.

         (b) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the transactions contemplated by this Agreement.

         13.3  SPECIFIC PERFORMANCE.

         Seller acknowledges that the Station is of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Seller. Accordingly, as an alternative to termination of this Agreement under Section 10.1, Buyer shall be entitled, in the event of Seller's breach, to enforcement of this Agreement (subject to obtaining any required approval of the FCC or the Department of Justice) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Buyer's right to recover damages and to pursue any other remedies available to Buyer for Seller's breach. In any action to specifically enforce Seller's obligation to close the transactions contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Seller's obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price as contemplated by Section 2.5 but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price as contemplated by such Section.

         13.4  NOTICES.

         All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

         (a)   If to Buyer, to:

                      Emmis Communications Corporation
                      One Emmis Plaza
                      40 Monument Circle, Suite 700
                      Indianapolis, IN 46204
                      Attention:  Jeffrey H. Smulyan, Chairman

               Copy to:

                      Bose McKinney & Evans LLP
                      2700 First Indiana Plaza
                      135 North Pennsylvania Street
                      Indianapolis, IN  46204
                      Attention:  David L. Wills

         (b)   If to Seller, to:

                      Press Communications, LLC
                      1350 Campus Parkway, Suite 106
                      Wall, NJ  07753
                      Attention:  Alfred D. Colantoni

               Copy to:

                      Witman, Stadtmauer & Michaels, P.A.
                      26 Columbia Turnpike
                      Florham Park, NJ  07932
                      Attention:  Eric J. Michaels, Esq.



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

or to such other address as a party may from time to time give notice to the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

         13.5  ENTIRE AGREEMENT.

         This Agreement, the Schedules and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

         13.6  BINDING EFFECT; BENEFITS.

         Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.7  ASSIGNMENT.

         Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, provided that:

         (a) Either party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its Affiliates; and

         (b) Buyer may assign all of its rights under this Agreement to a d irect or indirect wholly-owned subsidiary of Buyer, provided that (i) the representations and warranties of Buyer hereunder shall be true and correct in all respects as applied to the assignee, (ii) both Buyer and the assignee shall execute and deliver to Seller a written instrument in form and substance satisfactory to Seller within its reasonable judgment in which both Buyer and the assignee agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, (iii) such assignment shall not materially delay issuance of the FCC Order, and (iv) Buyer and the assignee shall deliver such other documents and instruments as reasonably requested by Seller, including appropriate certified resolutions of the boards of directors of Buyer and the assignee.

         13.8  GOVERNING LAW.

         This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

         13.9  AMENDMENTS AND WAIVERS.

         No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

         13.10   SEVERABILITY.

         Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

         13.11   HEADINGS.

         The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         13.12   COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

         13.13   REFERENCES.

         All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

         13.14   SCHEDULES.

         Unless otherwise specified in this Agreement, each of the Schedules referenced in this Agreement is attached to, and is incorporated by reference into, this Agreement.

         Executed as of the date first written above.

                                              PRESS COMMUNICATIONS, LLC



                                              By:_______________________________
                                              Printed:__________________________
                                              Its:______________________________



                                              EMMIS COMMUNICATIONS CORPORATION



                                              By:_______________________________
                                              Printed:__________________________
                                              Its:______________________________





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